SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 7, 2008

Date of Report

(Date of earliest event reported)

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Results Way

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

Pursuant to written notice to DURECT Corporation, a Delaware corporation (“DURECT”), by Endo Pharmaceuticals, Inc. (Endo) dated April 7, 2008, the Development, Commercialization and Supply License Agreement entered into between Endo and DURECT dated November 8, 2002 relating to the CHRONOGESIC® product candidate (Chronogesic Agreement) is terminated effective April 17, 2008, thus returning the rights to the product candidate back to DURECT. CHRONOGESIC is a product candidate consisting of a sufentanil containing implantable device intended for the treatment of moderate-to-severe chronic pain.

Under the terms of the Chronogesic Agreement, Endo and DURECT had agreed to collaborate on the development of the CHRONOGESIC product candidate, and Endo was granted exclusive promotional rights to the CHRONOGESIC product candidate, in each case for the U.S. and Canada. Endo had agreed to fund 50% of the ongoing development costs incurred after May 1, 2008, as well as to make certain milestone payments to DURECT upon the achievement of defined development milestones related to the CHRONOGESIC product candidate. DURECT would have also received a royalty based on the commercial sale of the CHRONOGESIC product candidate by Endo. The Chronogesic Agreement provided Endo the right to terminate the Chronogesic Agreement if DURECT had not completed a specified clinical trial by March 31, 2008, and Endo elected to exercise that termination right.

The termination of the Chronogesic Agreement has no effect on DURECT and Endo’s collaboration with respect to the sufentanil transdermal patch (TRANSDUR™-Sufentanil) licensed by Endo from DURECT for the U.S. and Canada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: April 9, 2008	By:	/s/ James E. Brown
James E. Brown
President and Chief Executive Officer